Exhibit 99.3

FEDERICO PIGNATELLI

August 8, 2014

BY ELECTRONIC MAIL

BIOLASE, Inc. Board of Directors

4 Cromwell

Irvine, California 92618

Attn.:	Paul N. Clark, Chairman of the Board Michael Carroll, Secretary of the Corporation

Re:	Response to August 7, 2014 BIOLASE, Inc. 8-K

Gentlemen:

I am in receipt of Mr. Carroll’s email transmitted on August 7, 2014 referencing the subject “BIOLASE – Letter of Resignation” and attaching the 8-K filed by BIOLASE on August 7, 2014 with respect to the resignations of both Dr. Nemoy and me from the BIOLASE Board (the “8-K Report”). As Mr. Carroll’s email accurately states, “Per clause (a)(3) of Item 5.02, [I] have the opportunity to furnish BIOLASE as promptly as possible with a letter addressed to BIOLASE stating whether [I] agree with the statements made by BIOLASE in response to Item 5.02 and, if not, stating the respects in which [I] do not agree”. I am providing this letter pursuant to Item 5.02 with full reservation of all rights to further respond once BIOLASE corrects the defect in the 8-K Report as noted below.

Item 502(a)(1)(iii) of Form 8-K requires that BIOLASE disclose in the 8-K Report “a brief description of the circumstances representing the disagreement that the registrant believes caused, in whole or in part, the director’s resignation, refusal to stand for re-election or removal”. No such description is contained in the 8-K Report rendering the 8-K Report incomplete. My letter of resignation delineates numerous circumstances that formed the basis for the disagreement that led to my resignation and refusal to stand for reelection – yet not a single one of those circumstances has been addressed. Instead, the 8-K Report contains a summary statement, not responsive to Item 502(a)(1)(iii) that, “the Company does not agree with many of the statements contained in [my] letter and has disclosed related background information in the Recent Developments section of BIOLASE’s proxy statement for the 2014 annual meeting”. Clearly, both my fellow BIOLASE stockholders and I are entitled to know which of my statements BIOLASE agrees with and which BIOLASE disagrees with. This will permit me, and all BIOLASE stockholders, to understand that which is in dispute and that which is not in dispute and “the circumstances representing the disagreement,” as applicable Federal securities laws require. It will further provide me with the opportunity provided for under Federal securities laws, specifically Item 502(a) (3) (i) of Form 8-K, to have an “opportunity to furnish the [Company]. . . . . . . . with a letter addressed to the [Company] stating whether [I] agree or disagree with the statement made by the [Company] in response to [Item 5.02]”.

It would appear that BIOLASE’s selective and incomplete 8-K Report is a calculated effort to deprive all BIOLASE stockholders of a fundamental understanding of that which has transpired and me of the opportunity to respond, as Federal securities laws clearly provide for, to BIOLASE’s position on the facts and circumstances surrounding my resignation.

To facilitate a corrective filing by BIOLASE, the issues underlying the disagreements leading to my resignation and refusal to stand for reelection, as described in more detail in my letter of resignation, include:

•	The adoption of improper bylaw amendments by BIOLASE;

•	Summarily rejecting a proposed slate of Directors nominated through me for election at the upcoming annual meeting of BIOLASE stockholders;

•	Consummating a private placement financing “under cover of dark” to Oracle and Oracle supporters on the eve of the record date for the annual meeting at a depressed market price;

•	Repeatedly scheduling meetings of the BIOLASE Board on weekends and during evening hours, on minimal advance notice to Dr. Norman Nemoy and me;

•	Failing to provide Dr. Nemoy or me with adequate opportunity to review materials in advance of a vote on the related proposal;

•	Refusing to provide salient information, properly requested by Dr. Nemoy or me, and refusing to respond to reasonable and relevant factual inquiries made by Dr. Nemoy or me;

•	The establishment of an Executive Committee of the BIOLASE Board to disenfranchise Dr. Nemoy and me;

•	Rewarding Oracle-chosen management of BIOLASE with excessive compensation packages;

•	Approving golden parachutes for new members of management, further entrenching them and burdening BIOLASE with contingent liabilities;

•	Failing to address the precipitous exodus of BIOLASE employees since current management was appointed; and

•	Failing to address BIOLASE business retention and exploitation of BIOLASE revenue opportunities.

I look forward to prompt receipt of a copy of a corrective Form 8-K filing by BIOLASE at which time I will, as appropriate, amend and/or supplement this letter which is provided pursuant to Item 5.02(a)(3)(ii) of Form 8-K.

Respectfully submitted,

Federico Pignatelli